Exhibit 99.1

Millennium Biotechnologies Announces an Increased Annualized Purchase
Commitment Totaling $5.8M from Provider Services, Inc.

Amended Master Purchase Contract Provides for the Sale of Ready to Drink Suite of Nutritional
Supplements to Provider Services, Inc to be Increased Annually by $3.4M or 142%

Basking Ridge, NJ June 5, 2008: Millennium Biotechnologies Inc, wholly owned subsidiary of Millennium Biotechnologies Group, Inc. (MBTG) announced today that it has entered into an amendment of it’s November 9th 2007 Master Purchase Contract with Provider Services Inc. (“PSI”) to increase their quarterly purchase commitment from Six Hundred Thousand Dollars ($600,000) to One Million Four Hundred and Fifty Thousand Dollars. ($1,450,000) effective July 1 2008. This quarterly increase currently translates into an annualized commitment of Five Million Eight Hundred Thousand Dollars ($5,800,000). Before year end, Millennium intends to expand its Long Term Care product line by launching additional products, including a tube feeding product as well as products designed and developed for the diabetic population.

“I am extremely proud of our team and our ability to design, develop, test and bring to market our ready to drink Resurgex Essential and Resurgex Essential Plus products which have been so well received by PSI. These strictly kosher products made under the most stringent rabbinical supervision will be marketed to a rapidly expanding global population in Long Term Care. As a billion dollar marketing opportunity, we believe that these products and their tube feeding and diabetic line extensions will provide an exceptional revenue growth opportunity for Millennium.” stated Mark C. Mirken, President and COO of Millennium

“The availability of the Resurgex Essential and the Essential Plus product line in a ready to drink format in three incredible flavor profiles has drastically increased the utilization of all nutritional products throughout our facilities which service 5,000 beds. Our residents are, for the first time, requesting the Essential product for two very obvious reasons; the first because of its taste profile and the second, because of the significant impact it has on their overall well being. We have replaced all nutritional products manufactured by major international nutritional manufacturers with this suite of superior ready to drink nutritional supplements.” stated Brian Colleran, CEO of PSI.

The increase is attributable to the overall usage of Millennium’s ready to drink products Resurgex Essential and Resurgex Essential Plus at PSI, which is Ohio’s second largest provider with 5,000 beds. “The widespread acceptance of Resurgex Essential and Resurgex Essential Plus in this patient population reflects the superior taste profile as compared to the competitive products in this marketplace. Now that the patients finally have a choice, our products provide for greater compliance and a healthier nutritional profile then the current standard of nutritional products in this sector,” stated Carl Germano, RD, CNS, CDN, clinical nutritionist and Vice President of Research and Product Development of Millennium.

About Millennium:

Millennium's six marketed products form its advanced line of nutritional formulas. Resurgex Select(R) is a whole foods-based, calorically dense, high-protein nutritional formula developed for cancer patients undergoing chemotherapy or radiation treatments. Resurgex(R) and Resurgex Plus(R) are specialized, anabolic nutritional supplements rich in antioxidants that provide nutritional support post-treatment. Millennium also created Surgex(TM) sports nutrition formula to address the nutritional concerns of professional, Olympic, and amateur elite athletes. These athletes often experience similar symptoms post-workout to those battling immuno-compromised conditions, such as fatigue, loss of lean muscle, oxidative stress, and reduced immune function. Resurgex Essential(TM) and Resurgex Essential Plus(TM) are comprehensive, calorically dense formulas that meet and succeed the nutritional requirements of the assisted living community.

Statements in this news release regarding future financial and operating results, future growth in R&D programs, potential applications of the Millennium’s technology, opportunities for the Millennium, and any other statements about the future expectations, beliefs, goals, plans, or prospects expressed constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "will," "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward- looking statements including: limited operating history, need for future capital, risks inherent in the development and commercialization of potential products, protection of Millennium’s intellectual property, and economic conditions generally. Additional information on potential factors that could affect results and other risks and uncertainties are detailed from time to time in Millennium’s periodic reports, including Forms 10-KSB, 10-QSB, 8-K, and other forms filed with the Securities and Exchange Commission ("SEC").

Millennium Biotechnologies, Inc.
Frank Guarino
908-604-2500